Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

Media Contact: Valerie A. Peters
(618) 258-2059

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Gray G. Benoist Elected to Olin’s Board of Directors

CLAYTON, MO, December 15, 2008 – Olin Corporation (NYSE: OLN) announced that Gray G. Benoist, 56, was elected by its board of directors to serve on Olin’s board, effective February 19, 2009.

Mr. Benoist has served as Vice President, Finance and Chief Financial Officer of Belden, Inc. (NYSE: BDC), a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components, for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios and aerospace, since August 2006.  Prior to that, he served as Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc.  During more than 25 years with Motorola, Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses.  He has a bachelor’s degree in Finance & Accounting from Southern Illinois University and an MBA from the University of Chicago.

Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, said, “We’re pleased to have Gray’s substantial financial experience available to Olin and look forward to his advice and counsel.”

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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